


                                                               EXHIBIT 12

                  MINNESOTA MINING AND MANUFACTURING COMPANY
                               AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in millions)
                                  2000     1999     1998     1997     1996
EARNINGS

Income from continuing operations
  before income taxes,
  minority interest,
  extraordinary loss
  and cumulative effect
  of accounting change*         $2,974   $2,880   $1,952   $3,440   $2,479

Add:

Interest on debt                   127      109      139       94       79

Interest component of the ESOP
   benefit expense                  19       21       29       32       34

Portion of rent under operating
  leases representative of
  the interest component            39       37       41       41       46

Less:

Equity in undistributed income
  of 20-50 percent owned
  companies                         10        4        4        3        -

TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES               $3,149   $3,043   $2,157   $3,604   $2,638

FIXED CHARGES

Interest on debt                   141      109      139       94       79

Interest component of the ESOP
    benefit expense                 19       21       29       32       34

Portion of rent under operating
   leases representative of
   the interest component           39       37       41       41       46

TOTAL FIXED CHARGES             $  199   $  167   $  209   $  167    $ 159

RATIO OF EARNINGS
TO FIXED CHARGES                  15.8     18.2     10.3     21.6     16.6

<F1>
* 2000 includes a non-recurring net pre-tax loss of $23 million. 1999 includes a non-recurring net pre-tax gain of $100 million relating to gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced the 1998 restructuring charge. 1998 includes a pre-tax restructuring charge of $493 million. 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.